Exhibit 99.1

PRESS RELEASE

INX Announces Increasing Senior Credit Facility To $60 Million

HOUSTON--(BUSINESS WIRE)--June 4, 2008--INX Inc. (Nasdaq: INXI) today announced that it has increased its senior credit facility with Castle Pines Capital LLC (CPC) used primarily for inventory financing and working capital requirements to $60 million from $50 million.

Commenting on the new credit facility, Brian Fontana, INX’s Chief Financial Officer stated “We are pleased with our long-term, close working relationship with Castle Pines Capital and their continued support of our business objectives. The increased capacity under our primary operating credit facility will provide for continued future growth and liquidity needs.”

“INX has grown substantially since we began our financing relationship in 2005.  We are pleased to increase our financial capacity to INX, which provides them with the capital they require in order to continue their impressive growth” said Jim Merrill, CPC’s Senior Vice President.

ABOUT INX INC.:

INX Inc. (NASDAQ:INXI - News) is a network infrastructure professional services firm delivering best-of-class “Business Ready Networks” to enterprise organizations. We offer a full suite of Advanced Technology solutions that support the entire life-cycle of IP Communications systems. Services include design, implementation and support of IP network infrastructure for enterprise organizations including routing and switching, IP Telephony, messaging, wireless, network storage and security. Operating in a highly focused manner provides a level of expertise that enables us to better compete in the markets we serve. Our customers for enterprise-level Cisco-centric advanced technology solutions include large enterprises organizations such as corporations, public schools as well as federal, state and local governmental agencies. Because we have significant experience implementing and supporting the critical technology building blocks of IP Telephony systems and other IP Communications advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.INXI.com.

ABOUT CASTLE PINES CAPITAL LLC:

Castle Pines Capital LLC is a privately held channel finance company headquartered in Englewood, Colorado. With extensive domain experience in network technology and finance industries, CPC provides channel financing solutions to technology resellers and distributors.

SAFE HARBOR STATEMENT:

The statements contained in this document that are not statements of historical fact ,including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements relating to INX’s continued growth, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including the risks and uncertainties set forth from time to time in the Company's public statements and its most recent Annual Report filed with the SEC on Form 10-K for the year 2006.

CONTACT:

INX Inc.
Brian Fontana
Chief Financial Officer
713-795-2000
Brian.Fontana@INXI.com